Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION OF

HAWAIIAN TELCOM MERGERSUB, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

FIRST: That the Certificate of Incorporation of Paradise MergerSub, Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on May 19, 2004.

SECOND: That the Certificate of Incorporation of the Corporation was amended on October 27, 2004 by the filing of a Certificate of Amendment to the Certificate of Incorporation changing the name of the corporation from Paradise MergerSub, Inc. to Hawaiian Telcom MergerSub, Inc.

THIRD: That the Certificate of Incorporation of the Corporation is hereby further amended by striking the name of “Hawaiian Telcom MergerSub, Inc.” and substituting in lieu thereof the name “Hawaiian Telcom Communications, Inc..”

FOURTH: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the written consent of the stockholders of the Corporation in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: March 1, 2005

HAWAIIAN TELCOM MERGERSUB, INC.

By:	/s/ Susan Ko

Name:	Susan Ko
Title:	Vice President